Exhibit 10.5

December 3, 2013

Prasad Rampalli

4274 Offham Court

Sacramento, CA 95864

Dear Prasad:

It is with great pleasure that we extend this formal offer to join QLogic Corporation (“QLogic”) as our President and Chief Executive Officer. In this position, you will report to the Board of Directors and will perform such duties as are assigned from time to time by the Board. The Board is excited to have you join us as our Chief Executive Officer and you will become a member of the Board upon commencement of your employment.

As a salaried exempt employee, your initial base salary will be $23,076.92 paid bi-weekly ($600,000.00 annualized).

The following incentives and benefits are also offered:

SIGN ON:

A special, one time only, sign on bonus of $250,000.00 (less applicable taxes) will be advanced to you in your first regular paycheck at QLogic. Such bonus is not earned until you have completed one full year of employment. If, within one (1) year of your hire date you voluntarily resign or are discharged for cause, you agree to repay this sign on bonus immediately to QLogic and you hereby consent to a payroll deduction for this purpose.

EQUTY AWARDS:

You will also receive a grant of 250,000 Restricted Stock Units (RSUs) and 250,000 Market-Based Stock Units (MSUs). Your equity awards will be effective on your first day of employment with the Company. The RSUs will vest in equal annual installments on the first four anniversaries of the date of grant. The MSUs will be based on the relative performance of the total shareholder return of the Company’s stock over the three years following the award compared to the NASDAQ Index performance over the same period. The number of MSUs earned at the end of the three-year period will be based on the relative performance subject to a threshold performance requirement and will have a maximum multiplier of 2.0X. The multiplier element of the MSU plan is outlined on Exhibit A to this letter.

INCENTIVE PROGRAM:

You will be eligible to participate in our QLogic Annual Incentive Program (QIP) beginning in our fiscal year 2015. Your annual incentive target is 100% of your base salary earnings during the fiscal year, subject to plan funding limits and company performance against its goals. This incentive is paid after the close of the fiscal year and upon approval by our Compensation Committee of the Board of Directors.

Refer to Plan Documents for details on stock and incentive plans. These documents are available for review upon hire.

Prasad Rampalli

December 3, 2013

CHANGE OF CONTROL AGREEMENT:

The Company will offer you a change of control agreement effective on your first day of employment. The terms of the agreement will be as described in the Company’s filings with the Securities and Exchange Commission. Your agreement would contain a salary and bonus multiplier of 2.0X, two years of COBRA medical coverage and accelerated vesting of any unvested equity in the event of a qualifying termination of employment following a change of control (all as specifically detailed in the agreement and related plan documents).

RELOCATION ASSISTANCE:

As part of this offer, you agree to relocate your residence and family to the Orange County area. We expect you to use your best efforts to complete your relocation as soon as possible. To assist you in this relocation the Company will provide relocation assistance, on a reimbursement basis, to be applied toward your documented relocation expenses in accordance with Company policy, including (a) Movement of household goods, (b) Storage – up to sixty (60) days, (c) Temporary Living – up to six months. (d) home sale assistance, (e) home purchase assistance and (f) other related items typically encountered in a move. This relocation assistance will be treated as an advance from the Company up to $250,000.00. 1/24th of this advance will be forgiven upon completion of each month’s service. If you are terminated by the Company without cause, the advance will be forgiven in its entirety. If you are terminated by the Company for cause or you voluntarily terminate your employment at any time during your first two years, then you (i) agree to repay the remaining unforgiven amount of the advance to the Company, (ii) consent to a payroll deduction for that purpose, and (iii) agree, if requested by the Company, to sign an authorization at the time of termination regarding such payroll deduction. You should be aware that your relocation assistance may be taxable to you and you should seek the assistance of a qualified tax professional for information and guidance on tax issues arising from your acceptance of this offer or your relocation assistance. In lieu of the relocation assistance described above, you may elect to receive a lump-sum payment of $250,000 (less applicable taxes), and you will be responsible for the costs of your relocation. If you elect this lump-sum payment option, we will make this payment once you have completed your relocation to Orange County.

BENEFITS:

Enclosed for your review is a summary of our benefits program which is available to all full-time employees. Detailed benefit and enrollment information will be discussed further when you join the Company.

GENERAL:

QLogic reserves the right to amend, modify, or eliminate benefit, compensation and incentive programs at any time with or without notice.

It is the policy of QLogic that all employees sign and conform to the Company’s Employee Invention and Non-Disclosure Agreement. Also, all employees are required to comply with any confidentiality or non-disclosure obligations to any prior employer. QLogic’s policies expressly prohibit any use or disclosure by any employee of proprietary or confidential information of any prior employer. Additionally, QLogic employees may not utilize or disclose proprietary or confidential information of a third party except as authorized in a written non-disclosure agreement. This offer is contingent upon your signing the Employee Invention and Non-Disclosure Agreement, providing verification of your identity and legal right to work in the United States as required by the Immigration Reform and Control Act, executing other required documentation, including our employee handbook containing policies that apply to all employees.

Prasad Rampalli

December 3, 2013

QLogic is an at-will employer and we do not guarantee continued employment for any specific period. This means that either you or QLogic may terminate your employment at any time for any reason, with or without cause.

If you have any questions relative to this offer or any other aspect of the Company, please feel free to contact me.

Please indicate your acceptance of this offer by signing and providing us with a tentative start date below. Fax the signed offer letter to 949 389 6488 and return this letter to the address listed. A second copy of this letter is provided for your personal files.

QLogic Corporation

26650 Aliso Viejo Parkway

Aliso Viejo, CA 92656

Attn: General Counsel

Prasad, on behalf of the Board we look forward to you joining our dynamic organization and we are confident that it will be a mutually beneficial relationship.

Sincerely,

/s/ H.K. Desai
H.K. Desai Executive Chairman and Chairman of the Board of Directors

I (1) accept QLogic’s offer of employment, (2) agree to the items stated in this letter, and (3) acknowledge that no representations or promises have been made to me regarding my employment with QLogic other than as set forth in this letter.

/s/ Prasad Rampalli
Prasad Rampalli

12/5/13
Date

To be mutually agreed on with Mr. Desai

Tentative Start Date

02/03/14

Prasad Rampalli

December 3, 2013

Exhibit A

MSU Performance Metric and Multiplier

Metric: Relative TSR vs. NASDAQ Index over three-year period,

•	Max of 200% of target, 100% settled at end of period

•	Target performance = TSR equal to NASDAQ Index

•	Under performance = award reduced at 2.5 to 1 rate

•	No payment for underperformance of greater than 30 point (threshold payment of 25% of target)

•	10 points of underperformance = 75% payment

•	20 points of underperformance = 50% payment

•	30 points of underperformance = 25% payment

•	>30 points of underperformance = 0% payment

•	Over performance = award increased at 2 to 1 rate

•	10 points of outperformance = 120% payment

•	20 points of outperformance = 140% payment

•	30 points of outperformance = 160% payment

•	40 points of outperformance = 180% payment

•	50 points of outperformance = 200% payment

•	>50 points of outperformance = 200% payment

Prasad Rampalli

December 3, 2013

SUMMARY OF BENEFITS—CA

Below is a general overview of QLogic’s benefits and services. More detailed information is provided in the enclosed materials or will be provided to you at your orientation.

Benefit Service	Provider Administrator	Highlights
Medical Insurance	Aetna

Options:

HMO / Open Access Managed Choice POS / HSA PPO

-      HMO: Choose a Primary Care Physician to coordinate your health care and referrals to specialists.

Coverage: Preventive care covered at 100%; co-pay waived. Otherwise $20 copay for physician office visit, no deductible. $25 copay for specialist.

-      Open Access Managed Choice POS:

In-network coverage: Preventive care covered at 100%; deductible waived. Otherwise $20 copay for office visit, deductible waived. $300 employee only coverage ($600 family) deductible; $2,000 employee only coverage ($6,000 family) out-of-pocket annual maximum.

-      HSA PPO:

In-network coverage: Employee pays for first-dollar coverage except for preventive care. Preventive care covered at 100%; deductible waived. $1,250 employee only coverage ($2,500 family) deductible; $6,350 employee only coverage ($12,700 family) out-of-pocket annual maximum. After deductible is met employee pays 10% for covered services. QLogic contributes to employee’s Health Savings Account: $500 annually for employee only coverage and $1,000 annually for all other coverage levels. Contributions are made to employee HSAs on a bi-weekly basis.

Prasad Rampalli

December 3, 2013

Vision Insurance	Vision Service Plan (VSP)

-      Bundled with medical insurance.

-      In-network coverage: $20 copay for exams every 12 months, lenses every 12 months, frames (up to $130) every 24 months

-      Out-of network reimbursement based on set fee schedule.

Dental insurance	Aetna

Options:

DMO or PPO

-      DMO

Preventive services covered at 100%; basic (fillings) at 100%; major (crowns and bridges) at 60%. No annual maximum benefit.

-      Preferred Provider Organization (PPO)

Preventive services covered at 100%; deductible waived. Basic (fillings) at 80%; major (crowns and bridges) at 50%.

Basic/major services – $50 per member or $150 per family deductible. $1,500 annual maximum benefit.

Flexible Spending Account (FSA)	PayFlex

-      Set aside money on a pre-tax basis to cover eligible health and dependent care expenses.

-      Health Care FSA—$2,500 annual maximum, $260 annual minimum.

-        Grace period for Health Care FSA – you have until March 15 of the following year to use the funds in your Health Care FSA.

-      Dependent Care FSA—$5,000 annual maximum, $260 annual minimum. (Grace period does not apply to Dependent Care FSA.)

Health Savings Account (HSA) & Limited Purpose Flexible Spending Account	PayFlex

-      Set aside money on a pre-tax basis* to cover eligible out-of-pocket medical, dental, and vision expenses

-      $3,300 total annual maximum for singles

-      $6,550 total annual maximum for families

-      $1,000 Catch-Up maximum for age 55+

-      Must be enrolled in HSA PPO plan to participate

-      There is no deadline to use the funds in the HSA. The account is portable and balances may be saved and carried over from year to year.

*-      Contributions to HSAs are taxed in CA, New Jersey and Alabama.

HSA participants may also contribute to a Limited Purpose FSA to set aside money on a pre-tax basis to cover eligible dental, vision, and post-deductible medical expenses.

-      $2,500 annual maximum

-      Grace period for Limited Purpose FSA – you have until March 15 of the following year to use the funds in your Limited Purpose FSA.

Prasad Rampalli

December 3, 2013

Life Insurance	Aetna

-      All employees receive company-paid life insurance (1x annual salary with 1x AD&D rider).

-      Supplemental coverage – Choose to purchase an additional 1x – 5x annual salary coverage; maximum coverage amount is $600,000.

-      Spousal supplemental coverage – Employee must first elect supplemental life in order to cover spouse. Elect in increments of $10,000 up to max $150,000, or 50% of employee supplemental life coverage.

-      Child(ren) – Must first elect supplemental life in order to elect child(ren) coverage; choices are $5,000 or $10,000 coverage amounts.

-      Employee and spouse life are term life policies; the premium deductions will increase with changes in salary or age-tier bracket.

Paid Time Off (PTO)	QLogic

-      QLogic’s PTO program provides employees with flexibility to manage their time off based on individual needs. PTO is accrued based on length of service and time actually worked. PTO may be used for vacation, personal business, sick time, religious holidays or emergencies and is available for use when earned.

-      Hours accrue on a bi-weekly basis from the day of hire. The annual number of days earned from the date of hire through five years of service are as follows:

		Years of Service	Days
		<1	15
		1	16
		2	17
		3	18
		4	19
		5	21

		* see PTO accrual sheet for detailed bi-weekly accrual hours.

Prasad Rampalli

December 3, 2013

Employee Assistance Program (EAP)	Cigna Behavioral Health

-      Confidential assistance and referrals available to any household member on a variety of issues including stress, substance abuse, financial/credit issues, legal consultation, parenting advice, etc.

-      Additional resources available online.

Short-Term Disability	QLogic

-      Must be employed with QLogic for at least 1 year to be eligible.

-      Activates when employee is absent due to disability more than 5 working days. First 5 days used as “waiting period.”

-      STD salary continuation to supplement any state/Worker’s Compensation benefits.

-      Covers up to 90 days. Beyond 90 days, covered under Long-Term Disability.

Long-Term Disability	Aetna	- 90 day waiting period. - Company paid coverage which equals 60% of monthly salary. - Option to “buy up” an additional 6 2/3%, for a total of 66 2/3%.

401(k)	Prudential

-      Pre-tax or post-tax savings for retirement; you may contribute 1 – 50% of compensation, up to the annual IRS contribution limit.

-      Additional “catch-up” contributions available to employees 50 and older during the calendar year.

-      Company matches 50% of your contribution, up to the first 4% contributed.

-      Company match vests at 25% each year on anniversary of hire date.

Employee Stock Purchase Plan (ESPP)	UBS Financial Services

-      Employees are able to defer 1 – 10% of compensation on a post-tax basis to purchase QLogic stock.

-      Stock purchase price is based on the lower of the price at the beginning or ending of the offering period, less a 15% discount.

-      Four 3-month offering periods during the year.

-      Open enrollment is conducted prior to the beginning of each period.

Prasad Rampalli

December 3, 2013

Educational Assistance	QLogic

-      Reimbursement program that assists employees in obtaining an undergraduate or graduate degree.

-      $6,000 annual (calendar year) maximum.

-      Degree/class must be job or career related at QLogic, from an accredited institution of learning, and employee must receive C or better.

PC Buy Program	QLogic

-      Employees purchasing a computer for their personal use are eligible for a computer loan in the amount of 90% of the purchase price.

-      The remaining 10% is paid by the employee as a down payment.

-      The 90% balance is advanced in the next paycheck and paid back over two years, without interest, through salary deduction.

Health Club Membership	QLogic	- The company will reimburse up to $150 for initial employee only membership and up to $75 for annual renewal. - Eligible on a rolling 12 month basis.

Group Legal	Hyatt Legal Plans/ MetLaw

-      Provides telephone advice, office consultation and in some cases, representation, for numerous legal issues including preparation of wills, living wills, trusts, purchase/refinance of primary residence, personal bankruptcy, identity theft, tenant negotiations (for tenant only), school hearings, and other services.

-      Includes coverage for spouse (or domestic partner) and dependent children.

-      Excludes issues related to employment, business, patent/copyright, and costs or fines.

-      Must enroll in the plan for the entire calendar year.

Critical Illness Insurance	MetLife	- Provides a lump-sum payment if you or your covered dependents experience one of the covered medical conditions, as defined by the group Certificate.